Exhibit 99.1

UFP TECHNOLOGIES, INC. 172 East Main Street Georgetown, MA 01833 — USA	Tel. 978-352-2200 www.ufpt.com Contact: Ron Lataille

FOR IMMEDIATE RELEASE

UFP Technologies Announces Record 2010 Results

Georgetown, Mass., February 23, 2011.  UFP Technologies, Inc. (Nasdaq: UFPT), a manufacturer of packaging and component products, today reported net income of $9.2 million or $1.37 per diluted common share outstanding for its fiscal year ended December 31, 2010, 56% higher than net income of $5.9 million or $0.94 per diluted common share outstanding for its 2009 fiscal year.  Sales for 2010 were $120.8 million, 22% higher than 2009 sales of $99.2 million.

For its fourth quarter ended December 31, 2010, the Company reported net income of $3.1 million or $0.45 per diluted common share outstanding, 6% higher than net income of $2.9 million or $0.45 per diluted common share outstanding in the same period in 2009.  Sales for the fourth quarter of 2010 were $31.6 million, 9% higher than 2009 fourth quarter sales of $29.0 million.

“I am extremely pleased with our 2010 results,” said R. Jeffrey Bailly, Chairman & CEO.  “Our investments in strategic growth initiatives and successful 2009 acquisitions helped drive 22% top-line growth. This revenue growth and related economies of scale, combined with greater manufacturing efficiencies, yielded a 76% improvement in operating income.  Our 56% gain in net income is particularly noteworthy because 2009 results included $840,000 in one-time acquisition gains.”

“Each of our recent acquisitions has expanded our capabilities and strengthened our competitive platform,” Bailly continued. “Our strategy is to identify acquisition candidates that are an excellent cultural fit and enhance our ability to serve customers. This, along with our internal focus on the market opportunities where our engineered solutions add the most value, has enabled us to accelerate our sales and earnings growth. Looking ahead, we believe our growing pipeline of new business opportunities and strong balance sheet, which currently includes approximately $25 million in cash, position us well to continue executing our growth strategy.”

UFP Technologies is a leading designer and manufacturer of interior protective packaging and component product solutions using molded and fabricated foams, plastics, laminated composites, and natural fiber materials.  The Company primarily serves the medical, automotive, computers and electronics, aerospace and defense, consumer, and industrial markets.

This news release contains forward-looking information that involves risks and uncertainties, including statements about the Company’s prospects, anticipated advantages the Company expects to realize from its acquisition strategies, its participation and growth in multiple markets, its business opportunities, the Company’s growth potential and strategies for growth, and any indication that the Company may be able to sustain or increase its sales and earnings or sales and earnings growth rates.  Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation risks associated with the identification of suitable acquisition candidates and the successful, efficient execution of acquisition transactions and integration of any such acquisition candidates, as well as other risks and uncertainties that are detailed in the documents filed by the Company with the SEC.  Accordingly, actual results may differ materially.  Readers are referred to the documents filed by the Company with the SEC, specifically the last reports on Forms 10-K and 10-Q.  The forward-looking statements contained herein speak only of the Company’s expectations as of the date of this press release.  The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions, or circumstances on which any such statement is based.

Consolidated Condensed Statements of Income

($ in thousands, except Per Share Data)

	Unaudited
	Three Months Ended		Twelve Months Ended
	31-Dec-10	31-Dec-09	31-Dec-10	31-Dec-09
Net sales	$31,640	$29,044	$120,766	$99,231
Cost of sales	22,434	20,093	86,150	72,512
Gross profit	9,206	8,951	34,616	26,719
SG&A	4,734	4,662	20,236	18,539
Operating income	4,472	4,289	14,380	8,180
Gain on acquisitions	—	—	—	840
Interest expense, other income & expenses	139	(46)	46	(221)
Income before income taxes	4,611	4,243	14,426	8,799
Income taxes	1,403	1,327	5,019	2,817
Net income from consolidated operations	$3,208	$2,916	$9,407	$5,982
Net income attributable to noncontrolling interests	$(119)	$(10)	$(160)	$(53)
Net income attributable to UFP Technologies, Inc.	$3,089	$2,906	$9,247	$5,929
Weighted average shares outstanding	6,276	5,920	6,157	5,830
Weighted average diluted shares outstanding	6,875	6,497	6,749	6,294
Per Share Data
Net income per share outstanding	$0.49	$0.49	$1.50	$1.02
Net income per diluted share outstanding	$0.45	$0.45	$1.37	$0.94

Consolidated Condensed Balance Sheets

($ in thousands)

	31-Dec-10	31-Dec-09
Assets:
Cash	$24,434	$14,999
Receivables	14,633	14,218
Inventories	8,044	7,647
Other current assets	3,658	1,887
Net property, plant, and equipment	12,575	12,218
Other assets	8,465	8,483
Total assets	$71,809	$59,452
Liabilities and equity:
Short-term debt	$654	$623
Accounts payable	5,169	4,274
Other current liabilities	6,679	6,153
Long-term debt	6,847	7,502
Other liabilities	2,234	1,895
Total liabilities	21,583	20,447
Total equity	50,226	39,005
Total liabilities and stockholders’ equity	$71,809	$59,452